SHORT TERM LOAN AGREEMENT

THIS SHORT TERM LOAN AGREEMENT (this "**Agreement**") is made on the 27 July 2023.

BETWEEN

(1) Quality International Co Ltd FZC, a company incorporated in United Arab Emirates having its registered office located at 6C-02, Hamriyah Free Zone, Phase 2, Sharjah, United Arab Emirates (hereinafter referred to as the "**Borrower**", which expression shall include his successor-in-title and his permitted assigns),

(2) Gerab National Enterprises LLC, a company incorporated in United Arab Emirates having its registered office located at Office No 202, S-19 Hotel, Office Section, Al Jaddaf Waterfront, Dubai, UAE (hereinafter referred to as the "**Co-Borrower**", which expression shall include his successor-in-title and his permitted assigns),

(3) Saseendran Kodapully Ramakrishnan, an Indian Citizen individual bearing passport number [redacted] and residing at [redacted] (hereinafter referred to as the "**Co-Borrower**", which expression shall include its successor-in-title and his permitted assigns),

(4) Quality Industrial Corp. a Nevada corporation established under the laws of the State of Nevada with company IRS Employer identification number 35-2675388 addressed at 315 Montgomery Street, San Francisco, 94104 California, USA having John-Paul Backwell as the authorized representative and signatory for and on behalf of the company (hereinafter referred to as the "**Co-Borrower**", which expression shall include his successor-in-title and his permitted assigns)

AND

(5) Mahavir Investments Limited, a Company incorporated in the Territory of the British Virgin Islands on 17th August 2005 with registration number 672336 and having registered office at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the "**Lender**", which expression shall include its successor-in-title and his permitted assigns),

each a "**Party**", and collectively, the "**Parties**".

WHEREAS:

The Borrower has requested for the Loan (as defined below) from the Lender. The Lender has agreed to advance the loan on the terms of this Agreement from the Effective date.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1 DEFINITION OF TERMS

1.1 The following words and expressions used in this Agreement shall, unless the context requires otherwise, have the following meanings respectively ascribed to them:

"Effective Date" means 20th July 2023;

"Event of Default" has the meaning given in Clause 4.1;

"Loan" means the loan amount to be advanced by the Lender to the Borrower in the amount of **US Dollars Three Million only (USD 3,000,000)** on the dates stated in the Schedule;

"Repayment Date" means 30 April 2024;

"Taxes" has the meaning given in Clause 3.4; and

"United States Dollar" or "**US$**" means the lawful currency of United States of America.

1.2 In this Agreement, unless the context requires otherwise, a reference to:

(a) the headings in this Agreement are for convenience only and shall not affect the interpretation and construction hereof and "**written**" and "**in writing**" shall include any means of visible reproduction;

(b) any agreement or document in this Agreement shall include references to such agreement or document as from time to time amended, modified, supplemented or novated, and to any other agreement or document which so amends, modifies, supplements or novates such agreement or document;

(c) unless the context requires otherwise, (i) references to the singular number shall include references to the plural number and *vice versa*, (ii) references to a person shall include bodies corporate whether corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency, and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning, and (iii) the use of any gender shall include all and neuter genders;

(d) references to "**Clauses**" are to be construed as references to the clauses of this Agreement (unless the context requires otherwise);

(e) any reference to a statutory provision or law shall include such provision as from time to time modified, consolidated, amended or re-enacted and any regulations made in under it as from time to time modified, consolidated, amended or re-enacted after the date of this Agreement and shall also include any provision in any other statute or law which replaces that present statutory provision or law;

(f) any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day shall be done without penalty or liability on the next succeeding working day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a working day; and

(g) an obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.3 The Schedule forms part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedule.

2. **LOAN**

2.1 The Borrower shall use all money borrowed under this Agreement for immediate operating requirement of QICL including (without limitation) settlement of banking dues, free zone payment and also working capital needs.

2.2 In reliance on the warranties provided by the Borrower set out in this Agreement, the Lender shall grant, and the Borrower hereby accepts the Loan, subject to and in accordance with the terms set out in this Agreement.

2.3 The Loan amounts shall be disbursed to the Borrower by depositing the monies to the following bank account:

Account Name: [redacted]
Account Number: [redacted]
IBAN Number: [redacted]
Bank Name: [redacted]
Swift Code: [redacted]

3. **TERM OF LOAN**

3.1 The duration of the Loan is at the discretion of the Lender, and the Loan shall be repaid by the Borrower on, or prior to, the Repayment Date, provided always that the Loan shall be subject to immediate recall on the occurrence of any of the Events of Default (as defined in Clause 4.1).

3.2 The Borrower shall fully repay the Loan to the Lender without demand and free from all deductions on, or prior to, the Repayment date by way of telegraphic transfer to the Lender's bank account. All bank charges for the repayment of the Loan shall be borne by the Borrower.

3.3 The Borrower shall have the option to fully or partially repay the Loan in advance (including all applicable Interest due on the Loan until the actual date of the full or partial repayment) wholly to the Lender without notice. Any such full or partial and/or full advance repayment of Loan by the Borrower to the Lender shall be permissible and without any advance repayment charges and/or penalties.

3.4 If any payment, under this Agreement, becomes due on a day that is not a working day, the due date of such payment will be extended to the next succeeding working day.

3.5 All payments to be made by the Borrower to the Lender in respect of the Loan and the Interest shall be made free and clear of any deduction of or withholding for or on account of any and all taxes, duties or other charges ("**Taxes**") except to the extent the Borrower is required by law to make payment subject to Taxes, in which case the Borrower shall pay such Taxes within the time allowed by law and shall within fifteen (15) days of the payment being made, deliver to the Lender evidence satisfactory to the Lender (including all relevant receipts for Taxes) that the payment has been duly paid to the appropriate authority. If any Taxes or amounts in respect of Taxes must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower in respect of the Loan or the Interest, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which the Lender would have received had no such deduction or withholding been made or required to be made.

4. EVENTS OF DEFAULT

4.1 Notwithstanding Clause 3.1, the Lender shall be entitled, without prejudice to any other rights or remedies available to it under law or equity, to recall the Loan and to immediately demand full repayment of the Loan and Interest, and the Borrower shall be liable to repay the Loan and the Interest on demand forthwith, upon the occurrence of any of the following events of default (each, an "**Event of Default**"):

(a) the Borrower commits or threatens to commit a breach of any of the covenants, undertakings, stipulations, terms, conditions or provisions of this Agreement (including its representations and warranties herein);

(b) a petition for bankruptcy is presented against the Borrower, or for the appointment of an official assignee or similar officer over all or any part of his assets and/or undertakings, and such is not withdrawn/dismissed within thirty (30) days of such petition; and

(c) any judgment is obtained against the Borrower of a sum exceeding US$500,000.

4.2 The Borrower irrevocably undertakes that, so long as the Loan or any part thereof is outstanding, the Borrower shall notify the Lender in writing of any occurrence of any Event of Default (and of any action taken or proposed to be taken to remedy it) promptly but no later than three (3) working days from its occurrence.

5. RATE OF INTEREST

5.1 The loan is at 20% per annum simple rate of interest rate or expense ("**Interest**") for the duration of the loan

5.2 Interest shall accrue daily and shall be payable monthly, in arrear, on the last working day of each month and the Repayment Date.

6. **GENERAL PROVISIONS**

6.1 Entire Agreement: This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement and supersedes any prior understandings, representations and agreements between them, whether written or oral. Nothing in this Clause 6.1 shall operate to limit or exclude liability for fraud or wilful misrepresentation.

6.2 Variation: No variation of this Agreement shall be effective unless made in writing and executed by the respective authorised representatives of the Parties.

6.3 Assignment: A Party shall not assign, transfer, novate or dispose of any of, or any interest in, its rights and obligations under this Agreement without the prior written consent of the other Party. The terms of this Agreement shall inure to the benefit of and be binding on the respective successors in title and assigns of the Parties.

6.4 Waiver: No failure on the part of the Lender to exercise, and no delay on the Lender's part in exercising, any right or remedy under this Agreement or by law will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver shall be effective unless made in writing and executed by the Lender waiving its right or remedy. The rights provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

6.5 No Partnership: Nothing contained in or relating to this Agreement shall or shall be deemed to constitute a partnership or agency relationship between any of the Parties and no Party shall have any authority to act for or to assume any obligation or responsibly on behalf of any other Party.

6.6 Severability: If any provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable (wholly or partly), such invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain in full force and effect.

6.7 Confidentiality:

(a) Each Party shall treat as strictly confidential all information received or obtained by it or its affiliates, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement or the subject matter of this Agreement except that the restrictions contained in this Clause shall not apply:

i. so as to prevent a Party from making any disclosure required by law or court order or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which such Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice; and

ii. in respect of any information which comes into the public domain otherwise than by a breach of this Clause 6.7 by a Party.

(b) The Parties shall not (save as required by law or any rule of any relevant stock exchange) make any announcement in connection with this Agreement without the prior written consent of the other Party.

(c) Subject to Clauses 6.7(a)(i) and 6.7(a)(ii), each Party ("**receiving Party**") agrees that it:

i. shall not, without the prior written consent of the other Party ("**disclosing Party**"), use or disclose to any person confidential information it has or acquires; and

ii. shall make every effort to prevent the unauthorised use or disclosure of confidential information.

(d) Each Party undertakes to make all its respective representatives aware of the confidentiality of the confidential information and the provisions of this Clause 6.7, and take all such steps as shall from time to time be necessary to ensure compliance by it respective representatives with the provisions of this Clause 6.7 and to indemnify the disclosing Party against any breach of this Clause 6.7.

(e) The restrictions in this Clause 6.7 shall continue in perpetuity or such maximum time period may be permitted by law.

6.8 Indemnity: The Borrower undertakes to fully indemnify and keep fully indemnified the Lender from and against any and all liabilities, losses, claims, costs, charges and expenses of any nature whatsoever (including, without limitation, expenses of investigation and enforcement of this indemnity and legal expenses on a full indemnity basis) which the Lender may incur or sustain from or in consequence of any of the undertakings, agreements, obligations or liabilities under this Agreement not being correct or complied with. Such indemnity shall extend to include all charges and expenses which the Lender may pay or incur in investigating, disputing or defending any claim or action or other proceedings in respect of which the Borrower are or may be liable to indemnify the Lender under this Clause 6.8. This indemnity shall be without prejudice to any other rights and remedies of the Lender in relation to any such breach of any such warranties and all other rights and remedies are expressly reserved by the Lender.

6.9 Third Parties: Except to the extent provided for in Clause 6.3, a person who is not a party to this Agreement has no rights to enforce any term of this Agreement.

6.10 Further Assurance: The Borrower shall do all such acts and things and execute and sign all such documents and instruments as may be necessary, desirable or expedient to give effect to the terms of, and the commercial understanding of the Parties recorded in, this Agreement and the documents in connection herewith.

6.11 Notices:

(a) Any notice or communication under or in connection with this Agreement shall be in English and legible writing and shall be delivered personally, sent by prepaid registered mail, or electronic transmission to the respective address given below or at such other address as the Party to be served may have notified the other Party for the purposes of this Agreement:

Lender
Address: c/o Lighthouse Canton, 204 Gate Village 11, DIFC, Dubai, United Arab Emirates
Attention to: Mr. Vivek Lal

Borrower
Address: 6C-02, Hamriyah Free Zone, Phase 2, Sharjah, United Arab Emirates
Attention to: Mr. Saseendran Kodapully Ramakrishnan

(b) Any notice or communication shall be deemed served and received by the addressee:

i. in the case of delivery by hand or a reputable international courier, when delivered; or

ii. in the case of email, at the time of transmission,

provided that in each case where delivery by hand or a reputable international courier or by email occurs after 6:00pm on a working day or on a day which is not a working day, service shall be deemed to occur at 9:00am on the next following working day.

6.12 Governing Law and Jurisdiction:

(a) This Agreement shall be governed by and construed in accordance with English law.

(b) The Parties irrevocably submit to the exclusive jurisdiction of the courts of London, England.

6.13 Counterparts: This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Each counterpart may be transmitted by electronic transmission and shall be valid and effectual as if executed as an original.

6.14 Warranties: Each of the Borrower and the Lender hereby warrants to the other that:

(a) its entry into this Agreement, and the performance of its obligations under this Agreement will not contravene any provision of applicable law or any government or other instrument binding upon it, or give rise to the rights of any third parties against it;

(b) it has full power and authority to execute, deliver and perform this Agreement;

(c) it has had adequate opportunity to obtain competent legal and other professional advice concerning the terms of this Agreement;

(d) it has had the opportunity to negotiate the terms of this Agreement;

(e) it enters into this Agreement voluntarily and without duress;

(f) it is aware that the other is relying on these warranties in executing this Agreement; and

(g) the terms of this Agreement are binding upon it in accordance with its terms.

6.15 Accounts and Certificates: The Borrower shall maintain accounts, evidencing the amounts owed to the Lender, in accordance with its usual practice. Entries in those accounts shall be *prima facie* evidence of the existence and amount of the Borrower's obligations as recorded in them. Any certification by, or evidence from, the Borrower of a rate or amount in respect of the subject matter under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.

THE BORROWER

Signed by..

Managing Director
for and on behalf of
Quality International Co Ltd FZC)

In the presence of:

____

Name of Witness:

THE LENDER

Signed by Rysaffe Administrateurs SARL
as Director of Mahavir Investments Limited

(Authorized Signatory) (Authorized Signatory)

In the presence of:

____

Name of Witness: KATHERINE EDWARDS

THE CO-BORROWER

Signed by..

Managing Director
for and on behalf of
Gerab National Enterprises LLC)

In the presence of:

____

THE CO-BORROWER

Signed by Mr. Saseendran Kodapully Ramakrishnan

In the presence of:

____

Name of Witness:

THE CO-BORROWER

Signed by...

Chief Executive Officer
for and on behalf of
Quality Industrial Corp.

In the presence of:

____

Name of Witness: Louise Bennett

SCHEDULE

Dates on which the Loan will be advanced with amounts

Date	Amount
On or before 27th July 2023	USD 3,000,000



LENDER BANK ACCOUNT DETAILS

Account Name:	[redacted]
Account Number:	[redacted]
IBAN Number:	[redacted]
Bank Name:	[redacted]
Swift Code:	[redacted]